Exhibit 99.2

InVision Technologies, Inc. Announces Pricing of Private Offering of Convertible Senior Notes

NEWARK, Calif.—(BUSINESS WIRE)—Sept. 16, 2003—InVision Technologies, Inc. (Nasdaq: INVN) announced today the pricing of a private offering of $100 million aggregate principal amount of its 3% convertible senior notes due 2023. The offering is expected to close on September 19, 2003. The notes are convertible into the company’s common stock, under certain circumstances, at an initial conversion rate of 31.25 shares per $1,000 principal amount of notes, subject to adjustment. At the initial conversion rate, the notes will be convertible into common stock at a conversion price of $32.00 per share. The notes will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The company also has granted the initial purchaser a 30-day option to purchase up to an additional $25 million aggregate principal amount of notes.

The notes will be redeemable for cash at the company’s option beginning on October 1, 2008. Holders of the notes have the ability to require the company to purchase the notes in cash, in whole or in part, on October 1 in each of 2008, 2013 and 2018. The holders of the notes will also have the ability to require the company to purchase the notes in the event that the company undergoes a change in control. In each such case, the redemption or purchase price would be at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption or purchase date, as the case may be.

The company intends to use the net proceeds of the offering for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, or for strategic investments. In addition, the company’s Board of Directors has authorized the use of up to $25 million of the net proceeds for the repurchase of outstanding shares of its common stock, including $12.5 million in connection with the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Cautions Regarding Forward-Looking Statements

Information in this press release about the offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from the company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the company’s business and general economic conditions. These and other factors are risks associated with the company’s business that may affect its results and are discussed in the section titled “Risk Factors” in the company’s previously filed Form 10-K and Forms 10-Q.

Contact:

Investors: Brunswick Group Stan Neve, 212-333-3810